Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on the 4th day of May, 2002 effective as of the Effective Date (as defined below), by and between Igel Acquisition Co. Pte. Ltd., a Singapore corporation located at 139 Joo Seng Road, #06-01,ATD Centre, Singapore 368362 (the “Company”), and STEPHEN D. NEWMAN, the undersigned individual (“Employee”).

RECITALS

A.                                   1-800 Contacts, Inc., a Delaware corporation and parent of the Company (“Parent”), owns all of the shares of the Company.

B.                                     The Company has been formed to engage in the business of developing, manufacturing and marketing contact lenses using certain assets acquired from Igel VisionCare Pte. Ltd. (“IVC”) and certain proprietary technology of Employee embodied in certain patent applications and patents issued thereon acquired by the Company pursuant to an assignment agreement dated the date of this Agreement made between the Company and Employee (the “Assignment Agreement”).

C.                                     The Company desires to employ Employee, and Employee desires to be employed by the Company, subject to the terms and conditions hereinafter set forth.

D.                                    The parties hereto agree that this Agreement shall take effect from the date of closing (the “Effective Date”) under the Asset Purchase Agreement dated the date of this Agreement made by and among Employee, the Company, IVC, Igel C.M. Laboratory Pte Ltd, International Vision Laboratories Pte Ltd and Sinduchajana Sulistyo (the “Asset Purchase Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows:

GENERAL PROVISIONS

1.                                       Employment Term.

The Company hereby employs Employee and Employee hereby agrees to serve the Company as its President and Chief Technology Officer. The initial term of this Agreement shall, unless sooner terminated pursuant to Sections 4 or 5 below, be five years from the Effective Date (the “Initial Term”). This Agreement may be renewed for a further term of one year upon expiration of the Initial Term upon written agreement of both parties and thereafter, upon written agreement of both parties, for further terms of one year each upon the expiry of each preceding one year period (any of such renewed one year terms shall be referred to as a

“Renewal Term” and the Initial Term and any Renewal Terms shall be collectively referred to as the “Term”). If, however, either or both Employee and the Company fail to agree upon one or more Renewal Terms, this Agreement shall terminate on the last day of the Initial Term or the last day of any Renewal Term (as the case may be); provided, however, if Employee remains in the Company’s employ in any capacity whatsoever following any such last day, the term of this Agreement shall be extended on a month-to-month basis until it is terminated by either the Company or Employee with not less than one month’s prior written notice to the other.

2.                                       Employee’s Duties.

(a)                                  Position. Employee shall act as President and Chief Technology officer of the Company and shall perform the duties and responsibilities as may from time to time be reasonably requested by the Chairman of the Company and the Board of Directors of the Company (the “Board”), including the duties specified in Exhibit A hereto. Employee shall diligently and faithfully execute such duties and responsibilities, and shall report directly to the Chairman of the Company and the Board.

(b)                                 Policies. Employee further agrees to abide by any policies and procedures of the Company that may be set forth in handbooks, manuals and other materials provided or developed by the Company during the Term of this Agreement, as amended from time to time by the Company at its discretion. In the event of any conflict or inconsistency between this Agreement and any matter set out in such handbooks, manuals and other materials, the terms of this Agreement shall prevail. There is not and there will not be any collective agreement applicable to Employee’s employment hereunder.

(c)                                  Time and Loyalty. Subject to Section 2(d) below, Employee shall devote all of his working hours and his best efforts to the performance of his duties to the Company during the Term of this Agreement. Employee shall also act with complete loyalty to the Company and, without limiting the generality of the foregoing, shall not engage in any activity or conduct prohibited by Sections 9 through 13 below during the Term of this Agreement.

(d)                                 Permitted Activities.  Notwithstanding the provisions of Section 2(c) above, the Company agrees that Employee shall be entitled to continue fulfilling his existing obligations under existing license agreements dated 4 August 1998 and 1 August 1998 entered into by Fysh Pty Ltd (“Fysh”) and Dugmont Pty Ltd. (“Dugmont”) respectively and attached in Exhibit C hereto, prior to the Effective Date specifically in respect of certain patens relating to toric contact lenses referred to in the said existing license agreements developed by Employee and that Employee shall be entitled from time to time to provide consulting services to Fysh, Dugmont and/or Donald Bruce Noack (“DBN”) in connection with the conception and development of products based on such patents (such agreements and arrangements with Fysh, Dugmont DBN and the licensees under such license agreements are hereinafter referred to as the “Toric Lens

Consulting and License Arrangements”), provided that such activities do not unreasonably interfere or conflict with Employee’s duties and obligations under this Agreement.

(e)                                  Product Development. Employee shall devote his best efforts to the development, design and manufacture of contact lenses and related products, and without. limiting the generality of the foregoing, Employee may be required by the Company to conceive, design or develop any toric lenses based on the patents licensed by Fysh to the Company pursuant to a License Agreement dated the date of this Agreement made between Fysh and the Company. Employee shall not be required by the Company to conceive, design or develop any toric contact lenses that are or may be construed as being based upon, utilizing, copying or infringing on any patent, design, know-how, technology, method and or process underlying any toric contact lenses conceived, designed and/or developed by Fysh or DBN after the date of this Agreement.

(f)                                    Residency Employment Pass. During the Term, Employee shall secure and maintain an employment pass issued by the Ministry of Manpower of Singapore to legally perform his duties under this Agreement and the Company shall execute such documents and provide all necessary assistance as Employee may reasonably require for securing and maintaining such employment pass.

3.                                       Compensation.

(a)                                  Base Salary. As compensation for services rendered under this Agreement Employee shall be entitled to receive from the Company an annual base salary in the amount of 225,000 Singapore Dollars (“S$”) for each 12-month period of this Agreement commencing from the Effective Date; provided, however, that such amount shall be paid in twenty-four (24) equal payments in each 12-month period, payable on the 1st and 15th of each month. Employee shall be entitled to receive increments to his annual base salary consistent with the policy of the Company prevailing from time to time with regard to executive salary increments.

(b)                                 Stock Options. In addition to the compensation provided for in Section 3(a) above and as additional consideration for the covenant not to compete and not to solicit set out in Sections 12 and 13 below, Employee shall be granted options to purchase shares of Parent’s US$0.01 par value common stock, according to the price and vesting schedule set forth in Exhibit B hereto and pursuant to the terms and conditions set forth in Exhibit B hereto. Employee shall also be eligible to participate in Parent’s stock option plan, and any other equity participation, bonus or incentive plan offered or provided to other executives of the Company.

(c)                                  Medical Benefits

(i)                                     Employee and his immediate family will be extended medical benefits consistent with the policy of the Company prevailing from time to time and which is offered or provided to executives of the Company.

(ii)                                  Employee and his immediate family will be entitled to participate in the appropriate insurance scheme that may be implemented by the Company whereby the Company contributes for the provision of death and disability insurance to its executives and members of their families, consistent with the policy of the Company prevailing from time to time.

(d)                                 Vacation. Employee shall be entitled to yearly paid vacation leave in accordance with practices and policies established by the Company provided that Employee shall in any event be entitled to four weeks’ paid vacation leave each year and Employee shall be entitled at the end of each year to carry over up to one week’s vacation leave to the next year, provided that any unused vacation leave will be forfeited without payment.

(e)                                  Retirement Benefits. Employee shall be entitled to retirement benefits in accordance with practices and policies established by the Company from time to time.

(f)                                    Reimbursed Expenses. Employee shall be reimbursed all approved traveling expenses, hotel expenses and other out-of-pocket expenses reasonably incurred by Employee in or about the discharge of his duties hereunder, in accordance with the practices and policies established by the Company.

(g)                                 Other Benefits. Employee shall also be entitled to all other benefits outlined in the Company’s benefits policy as may be implemented from time to time. The Company reserves the right to amend, modify or revoke any and all benefits referred to in subsections (c) through (g) of Section 3 of this Agreement or any policies of the Company.

(h)                                 Taxes. All taxes on salaries, allowances and other payments made to Employee shall be borne by Employee in accordance with applicable laws. Employee agrees and acknowledges that the Company has the right to deduct and/or to withhold such salaries or monies notwithstanding that the same may be due to Employee, for the purpose of (i) making good any sums that Employee may owe to the Company, (ii) recovering any sums which may have been paid by the Company to Employee in excess of Employee’s entitlement under the terms of this Agreement, and/or (iii) complying with applicable laws including (but without limitation to) the payment of taxes due to the Inland Revenue Department of Singapore in accordance with the Income Tax Act (Cap. 134, 1996 Ed), and/or such sums to anyone, as may be required under applicable laws.

4.                                       Termination by the Company. Notwithstanding anything to the contrary, Employee’s employment may be terminated by the Company at any time as provided in this Section 4.

(a)                                  Termination with Notice.  The Company my terminate Employee’s employment at any time by giving Employee a minimum of six month’s advance written notice and by paying Employee the compensation provided for in Section 4(c) below.

(b)                                 Termination with Cause. The Company may, with cause, terminate Employee’s employment immediately and without any notice or pay in lieu of notice of such termination. For purposes of this Section 4(b), “cause” shall mean (i) the willful and continued failure by Employee to perform his duties of the position set forth herein or his continued failure to perform duties to the Company as set forth herein or his continued failure to perform duties reasonably requested or reasonably prescribed by the Company’s Board of Directors (other than as a result of Employee’s death, insanity, incapacity or disability), (ii) Employee engaging in conduct which is materially monetarily injurious to the Company or any of its affiliates, (iii) gross negligence or willful misconduct by Employee in the performance of his duties which results in, or causes, material monetary harm to the Company or any of its affiliates, or (iv) Employee’s commission of a felony or other civil or criminal offence involving moral turpitude In the case of subsections (i), (ii) and (iii) above, finding of “cause” for termination shall be made only after the Company first giving Employee written notice and a 30 day opportunity to cure together with an opportunity for Employee, together with counsel (if requested by Employee), to be heard before the Board. A determination of “cause” by the Board shall be effective only if agreed upon by a majority of the Directors on the Board, which shall include at least one Director who is not an employee of the Company or its affiliates.

(c)                                  Compensation. If Employee’s employment is terminated by the Company without cause or if Employee terminates his employment for cause pursuant to subsections (i), (ii) or (iii) of Section 5(b) below, the Company shall pay to Employee:

(i)                                     a sum equal to his last drawn monthly salary multiplied by the number of unexpired months (or part thereof) of the then current Term together with all other payments to which. Employee is then entitled under this Agreement, including, without limitation, the aggregate of all installments of the sum of S$125,000 that remain payable under Section 12 below;

(ii)                                  in the case where Employee’s employment is terminated by the Company without cause pursuant to Section 4(a) above, the stock options set forth in Exhibit B hereto and any other stock options granted to Employee by Parent and/or the Company shall, to the extent not vested immediately prior to the date of such termination, immediately vest and all such options shall be exercisable in accordance with the terms of the relevant stock option plan under which such options were granted;

(iii)                               in the case where Employee terminates his employment for cause pursuant to subsections (i), (ii) or (iii) of Section 5(b) below, all stock options set forth in Exhibit B hereto and any other stock options granted to Employee by Parent or the Company prior to the date of such terminations shall, but only to the extent such stock options are vested on or prior to the date of such termination, be exercisable in accordance with the terms of the relevant stock option plan under which such options were granted. Any unvested stock options as of the date of any such termination shall be forfeited; and

(iv)                              the Company and Employee agree that the provisions of subsection (iii) above shall also apply if Employee terminates his employment with notice or if the Company terminates Employee’s employment for cause pursuant to Section 4(b) above.

For the avoidance of doubt, none of the above compensation will be paid on the termination of Employee’s employment under any other circumstances whatsoever.

(d)                                 Acknowledgement.  Employee understands that other than as provided in Sections 4(a), 4(b) and 4(c) above, Employee is not entitled to any additional prior notice of the termination of his employment or any additional payment of salary, damages or compensation in lieu of notice for any termination of this Agreement by the Company.

5.                                       Termination by Employee.

(a)                                  Termination with Notice. Employee may terminate his employment under this Agreement at any time by giving the Company a minimum of six month’s advance written notice.

(b)                                 Termination with Cause. Employee may, with cause, terminate his employment immediately and without any notice or pay in lieu of notice of such termination. For purposes of this Section 5(a) above, “cause” shall mean (i) a material and persistent breach by the Company of its obligations under this Agreement, (ii) a proceeding has been instituted seeking a declaration that the Company or Parent is insolvent or seeking arrangement or composition with creditors, liquidation or the appointment of a trustee, receiver or liquidator or analogous procedure under any applicable law and such proceedings remain undismissed and unstayed for a period of 60 days or are being consented to by the Company or Parent (as the case may be), or (iii) the Company or Parent ceasing to carry on business. Notwithstanding the foregoing, however, Employee shall not terminate his employment under subsection (i) above without first giving the Company or Parent written notice and a 30 day opportunity to cure.

6.                                       Changes in Position and Transfer of Employee. During the Term, Employee shall be assigned such additional or substitute titles and duties as the Chairman of the Company and the Board may reasonably assign to him, provided such additional or substitute titles or duties are commensurate with the level set out initially in this Agreement and, provided further, that the Company shall not have the right to transfer Employee to a location outside Singapore and Australia without Employee’s consent, provided that Employee acknowledges and agrees that he will be required to travel to the extent necessary for the conduct of the Company’s business.

7.                                      Corporate Opportunities. Employee agrees that during the Term he shall promptly disclose and offer to the Company in writing any opportunities regarding the manufacture or sale of contact lenses and the contact lens technology and market in general of which he might become aware during the Term and that he shall refrain from using any of those opportunities to his personal benefit.

8.                                       Definition of Confidential Information. In this Agreement, the term “Confidential Information” with respect to the Company and its affiliates, or any third party, shall mean any and all intellectual property (including, but not limited to, patents, trademarks, trade secrets, copyrights and designs, and all applications therefore), business information, confidential information and other information of the Company or Parent or of any third party received or acquired by the Company, as the case may be. Confidential Information shall include any and all of the following, which are not intended to be mutually exclusive:

(a)                                  technologies, techniques, computer programs, designs, data, research, testing data and results, books, methods, systems, formulae, formulations, recipes, compositions, trade secrets, devices, apparatuses, processes, procedures and records (whether owned by the Company or Parent or any third party or used under license);

(b)                                 the Company’s or Parent’s data base;

(c)                                  the Company’s or Parent’s customer lists, together with telephone numbers, addresses, email addresses and all other information related to customers;

(d)                                 all of the Company’s or Parent’s proprietary software and other proprietary information and processes necessary to operate the Company’s web site;

(e)                                  business names and telephone numbers of persons with which the or Parent maintains a business relationship or which are disclosed to Employee as a result of his employment by the Company;

(f)                                    marketing information and methods, including marketing data, market expansion plans, sales and marketing techniques and the names, addresses, telephone and telecopier numbers, and the operations, buying habits and practices of customers, potential customers, distributors, representatives and brokers;

(g)                                 information regarding employees, including terms and conditions of employment and performance evaluations:

(h)                                 information regarding purchasing methods, sources, including names and identifying and other information regarding vendors and suppliers, costs of materials, and prices at which materials, products or services are or have been obtained or sold:

(i)                                     financial information, financial statements, forecasts, reports and all other financial information not disseminated to the public

(j)                                     information regarding the Company’s or Parent’s products and services; and

(k)                                  information regarding the Company or Parent or their respective operations and activities.

Confidential Information shall not include any information:

(i)                                     that is in the public domain;

(ii)                                  that was not acquired from the Company or Parent or their affiliates and which Employee lawfully had in his possession prior to the date of this Agreement; and

(iii)                               that, hereafter, through no act or omission on the part of the Employee, becomes part of the public domain.

For the avoidance of doubt, Confidential Information shall also not include any information regarding the patent applications and patents and other items of intellectual property that are the subject of the Toric Lens Consulting and License Arrangements.

9.                                       Duty of Confidentiality.

(a)                                  Employee agrees to hold all Confidential Information of the Company and its affiliates (collectively, the “Group Companies”), in strictest confidence unless disclosure or use is required by law or any governmental authority or regulatory body. During the term of Employee’s employment hereunder, Employee may have access to and become acquainted with Confidential Information of third parties (such as suppliers, customers, etc. of the Group Companies) which is in the Company’s possession and with whom a Group Company is in a confidential relationship. Employee agrees to also hold such third parties’ Confidential Information in strictest confidence as if it were Confidential Information of the Company.

(b)                                 During the term of this Agreement and thereafter, Employee shall not directly or indirectly in any way use (other than for the Group Companies’ purposes), copy, transfer or disclose any Confidential Information of the Group Companies or of any third party referred to in Section 9(a) above, except as required in the performance of Employee’s duties for the Company, or as specifically authorized by the Chairman of the Company or the Board.  The parties acknowledge and agree that, as between them all items of Confidential Information are important, material and confidential trade secrets of the Group Companies and affect the successful conduct of the business of the Group Companies and their goodwill, and that any breach of this Section 9 is a material breach of this Agreement.

(c)                                  All files, documents, works and other materials containing any (i) Confidential Information of any third party referred to in Section 9(a) above which is in the Company’s possession, (ii) Confidential Information of the Group Companies, or (iii) information affecting or relating to the business, services or products of the Group Companies, which Employee shall prepare, use, possess or control shall be and remain the sole property of the Group Companies; and with the exception of ordinary work routinely taken home, shall not be removed from the Company’s facilities without prior specific authorization of the Chairman of the Company or the Board.

10.                                 Employee’s Duties on Termination.

(a)                                  Employee agrees that, upon termination of this Agreement or upon the request of the Company at any time, Employee shall immediately return to the company all property of the Group Companies in Employee’s possession, use or control, including all originals and any and all copies of any files, documents, works and other materials containing any Confidential Information of the Group Companies or any third party referred to in a Section 9(a) above, in whatsoever medium contained.  Employee shall not take with him, or cause or permit the removal from the Company’s facilities, or any unauthorized destruction of, any originals or copies of any files, documents, works or other materials containing any Confidential Information of the Group Companies or any third party referred to in Section 9(a) above, regardless of the form or medium in which they are contained.

(b)                                 After Employee ceases to be an employee of the Company, Employee shall not undertake any employment or activity if Employee has actual knowledge prior to such undertaking that the loyal and complete fulfillment of the duties of such employment or other activity would require or would be likely to require Employee to disclose or use any Confidential Information in breach of Section 9 above.

11.                                 Ownership of Inventions.

Employee hereby assigns and transfers to the Company any and all inventions and innovations relating to contact lenses and related products (whether deemed patentable or not), and/or any improvements thereof (whether completed or in process) made or discovered by Employee (or jointly with others) during the Term, and in the course of, Employee’s employment by the Company and whether or not using any of Company’s methods processes, know-how, software, hardware, facilities, trade secrets or Confidential Information (whether made during or after normal office hours, or at or away from the Company’s facilities) relating to or useful in the business of the Company, including all rights and interests with respect to any formula, process, technique, know-how, methodology, apparatus, device, technology, product, accessory or other item (collectively, “Inventions”) but the Inventions shall exclude any of the foregoing that is based specifically on the patents relating to toric contact lenses referred to in the Toric Consulting and License Arrangements and that arises from Employee’s performance of his obligations under the Toric Consulting and License Arrangements (whether or not such obligations are in writing and regardless of whether such obligations are moral or contractual in nature, but only to the extent that such obligations exist as of the Effective Date). Employee agrees to promptly disclose to the Company all Inventions.  Employee agrees to execute any reasonable document prepared by the Company that is necessary or appropriate to document, perfect or affect the purposes of this Section 11 or to secure any patent, trademark or copyright registration or other protection thereof of the Company.

12.                                 Non-competition. In consideration of the entry by the Company into this Agreement and the Company’s undertakings to pay the base salary referred to in Section 3(a) above and to procure that Parent extends the stock options referred to in Section 3(b) above and the payment of S$125,000 to Employee, which payment shall be made in five installments of S$25,000 each at the beginning of each period of 12 months during the Initial Term, Employee hereby undertakes that during the Term and for a period of 24 months after the termination of Employee’s employment, Employee shall not, and shall not attempt to, directly or indirectly, own an interest in, operate, join, control, participate in, or be retained as an officer, director, employee, agent, consultant, independent contractor, partner, shareholder, investor or principal of, any individual, person or entity engaged in a business where a majority of the sales of such business are from the development, design manufacture and/or sale of contact lens products or services similar to or competing with or likely to compete with those of the Company or Parent (and the development, design and/or manufacture of which Employee was materially concerned during the 24 month period immediately prior to termination of his employment) in any part of the territory where the Company or its affiliates is then doing business directly or indirectly through a subsidiary, joint venture, distributorship or otherwise (other than as a holder of not more than one percent of the issued shares or debentures of any company listed on any stock exchange).

Notwithstanding the foregoing, it is agreed that for purposes of this Section 12 and this Agreement, the following activities shall not be deemed to be a breach of this Section 12:

(a)                                  the performance by Employee of his obligations pursuant to the Toric Consulting and License Arrangements (whether or not such obligations are in writing and regardless of whether such obligations are moral or contractual in nature, but only to the extent such obligations exist as of the Effective Date);

(b)                                 the ownership by Employee of an interest in IVC;

(c)                                  IVC designing, developing, manufacturing or selling any product or service for sale in Asia (excluding Japan);

(d)                                 the design, development, manufacture or sale by IVC in Europe of contact lenses in vials;

(e)                                  the manufacture by IVC of contact lenses by lathing and the design, development or sale thereof; and

(f)                                    the exploitation or use by Employee in any manner of the Flipper Lens Technology and/or the Packaging Technology (as respectively defined in the Assignment Agreement) and/or the design, development, manufacture or sale of contact lenses and related products in relation thereto by or on behalf of Employee in the event that the Flipper Lens Technology and/or the Packaging Technology is re-assigned by the Company to Employee pursuant to the Assignment Agreement.

For the avoidance of doubt, Employee shall be in breach of his non-compete covenants in this Section if Employee’s involvement in IVC extends beyond an ownership interest in IVC to include performance of any work for, or any participation in the operations of, IVC or any other form of participation in IVC unless such performance or participation by Employee takes place after the termination of Employee’s employment hereunder and is restricted to the activities permitted in subsections (a) to (f) above in which case Employee shall not be in breach of his non-compete covenants in this Section 12.

The Company and Employee agree that, in the event of any conflict between the provisions of this Section 12 and any non-competition covenants given by Employee under the Asset Purchase Agreement, the provisions of this Section 12 shall prevail.

13.                                 Non-solicitation. For a period of 24 months after the date of termination of this Agreement Employee shall not, directly or indirectly, do any of the following:

(a)                                  solicit, induce or influence (or seek to induce or influence) any employee of the Company, Parent or their respective affiliates who is employed by the Company, Parent or their respective affiliates as at the date of such termination; or

(b)                                 solicit any supplier, contractor or customer of the Company, the Parent or their respective affiliates, who, at any time during the one year preceding the date of termination, has been a supplier, contractor or customer of the Company, Parent or their respective affiliates with whom Employee was directly in contact with during the course of his employment.

The Company and Employee agree that, in the event of any conflict between the provisions of this Section 13 and any non-solicitation covenants given by Employee under the Asset Purchase Agreement, the provisions of this Section 13 shall prevail.

14.                                 Interpretation and Acknowledgement.

(a)                             It is the intention of the parties that the confidentiality, non-competition and non-solicitation covenants contained in Section 9, 12, and 13 above shall be enforced to the greatest extent (but to no greater extent) in time, area and degree of participation as permitted by applicable law.  To this end, the parties agree that such covenants shall be construed to extend in time and territory and with respect to degree of participation only so far as it may be enforced, and that such covenants are to that end hereby declared divisible and severable since it is a purpose of this Agreement tot govern competition by Employee anywhere in the territory where the Company, Parent or their affiliates may then be doing business.

(b)                            Employee acknowledges that Employee’s covenants and agreements in the said Section 9, 12, and 13 are reasonable and are necessary to protect the legitimate interests and Confidential Information of the Group Companies.  Employee’s covenants and agreement in the said Sections 9, 12, and 13 shall survive the termination of this Agreement.

15.                                 Enforcement. For any breach of the said Sections 9, 12 and 13, Employee agrees that the Company shall be entitled to such remedies as are provided under Singapore law, including, without limitation, equitable remedies.

MISCELLANEOUS

16.                                 Previous Agreements. This Agreement shall supersede any previous agreements and understandings between Employee and the Company and/or Parent, including the Consulting Agreement dated January 31, 2002 between Employee and Parent. Employee acknowledges that he does not have any claim whatsoever against the Company or Parent for costs, damages, compensation or otherwise under or in connection with the said previous agreements and understandings, including the Consulting Agreement, other than for unpaid fees owing to Employee thereunder (if any) which shall be deemed to have been terminated by mutual consent on the Effective Date.

17.                                 Entire Agreement. This Agreement (including the recitals set forth at the beginning of this Agreement and Exhibits A and B attached hereto) and the Assignment Agreement set forth the entire agreement and understanding between the parties in respect of Employee’s employment and cannot be modified or altered, nor can any provision hereof be waived, except in writing signed by the parties or a duly authorized officer of the parties.

18.                                 Interpretation. The section and other headings in this Agreement are for purposes of reference only and shall not limit, expand, or otherwise affect the construction of any of the provisions of this Agreement.  Whenever the context requires, the singular shall include the plural, the plural shall include the singular, and the whole shall include any part thereof.

19.                                 Invalidity of Provision. In case anyone or more of the provisions in this Agreement. shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalid, illegal, or unenforceable provision(s) shall be curtailed, limited, construed, or eliminated to the extent necessary to remove such invalidity, illegality, or unenforceability with respect to the applicable law as it shall then be applied and the other provisions of this Agreement shall not be affected thereby.

20.                                 Assignment. No party hereto may assign this Agreement without the prior written consent of the other party provided that the Company may assign this Agreement to any of its affiliates upon prior written notice to and with consent from, Employee (which consent shall not be unreasonably withheld).

21.                                 Binding Effect. This Agreement shall inure to the benefit of and be binding upon Employee and Employee’s heirs, and legal representatives, and upon the Company and its successors and assigns.

22.                                 Waiver. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

23.                                 Notice. Any notice required or permitted to be given under this Agreement shall be in writing and shall be sufficient if personally delivered or sent by a reputable courier service (e.g. Federal Express, DHL, etc.) and addressed, if to Employee, at Employee’s address in the Company’s records, or if to the Company, to the Chairman of the Company and the Board at the Company’s Singapore office. Such notice shall be deemed given when delivered, if delivered personally, or, if sent by courier, at the earlier of actual receipt or five business days after delivery to the courier service, addressed as aforesaid.

24.                                 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Singapore.

25.                                 Jurisdiction. The parties irrevocably agree that the courts of Singapore are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that, accordingly, any legal action or proceedings arising out of or in connection with this Agreement may be brought in those courts and the parties irrevocably submit to the jurisdiction of those courts.

26.                                 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument; provided, however, that original signature pages for any signatures received by’ facsimile shall be delivered to both parties within five (5) days of transmission.

27.                                 Contracts (Rights of Third Parties) Act 2001. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 2001 to enforce any term of this Agreement

28.                                 Definitions. In this Agreement, the following terms shall have the following meanings respectively ascribed to them:

“affiliates” means an entity or person controlled by, controlling, or under common control with, another entity or person;

“business day” means a day (other than a Saturday or Sunday) on which commercial banks are open for business in Singapore; and

“control” (including its correlative meanings, “controlled by”, “controlling” and “under common control with”) means, respect to a corporation, the right to exercise, directly or indirectly more than 50 percent of the voting rights attributable to the shares of such corporation or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

COMPANY:

IGEL Acquisition Co. Pte. Ltd.

Signed By: Jonathan Coon
Title: Director

EMPLOYEE:

Stephen D. Newman